Exhibit 10.60

2006 MANAGEMENT BONUS PLAN

This Management Bonus Plan is applicable to all Rackable employees who are on a non-commissioned based bonus plan (excluding Tom Barton, Todd Ford, Gio Coglitore and Nikolai Gallo)

Management Bonus Program to consist of 3 parts:

Part 1 – Quarterly MBO

50% of a Manager’s quarterly bonus will be based on achieving MBOs assigned by that Manager’s supervisor at the start of the quarter. Based on the level of MBO achievement the Manager will receive 0% - 100% of the quarterly MBO.

Part 2 – Quarterly Company Bonus

50% of a Manager’s quarterly bonus will be based on Rackable achieving certain financial metrics.  1/2 of the Quarterly Company Bonus will be based on Rackable achieving the higher of (i) the high-end of the projected range for quarterly Revenue as stated by management on the quarterly earnings call or (ii) the quarterly revenue as stated in the Company operating Plan adopted by the Board at the 1/25/06 Board meeting and any amendments thereto approved by the Board (“Board Plan”).  1/2 of the Quarterly Company Bonus will be based on achieving the higher of (i) the high-end of the projected range for Non-GAAP EPS as stated by management on the quarterly earnings call or (ii) the Non-GAAP EPS as stated in the Board Plan. If Rackable achieves 90% of a projected number a bonus will be earned. Less than 90% and no bonus will be earned.

Part 3 – Quarterly Bonus Accelerators

Quarterly bonus accelerators will be earned upon achievement of over 100% of the Company financial metrics as stated in Part 2. The accelerator is capped at 20% of the participant’s quarterly bonus.

For example, if in Q1, the Company achieves 125% of the revenue and non-GAAP EPS targets, and a manager’s quarterly bonus is $5,000, the manager would receive the maximum additional quarterly bonus of 20% or $1,000. If the Company achieves 110% of the revenue target and 105% of the EPS target, the manager would receive an additional quarterly bonus of 7.50% or $375.